EXHIBIT 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into as of the 28th day of November 2006 and is by and between Community Financial Shares, Inc, a Delaware Corporation (“CFS”), Community Bank-Wheaton/Glen Ellyn, an Illinois banking corporation (“Community Bank”) and Donald H. Fischer (“Fischer”).

R E C I T A L S

A.	Fischer is currently President, Chief Executive Officer and Chairman of CFS and Community Bank and has held those positions since the inception of each of the entities;

B.	Fischer has informed CFS and Community Bank of his intention to relinquish his position as President and Chief Executive Officer of each organization, effective with the close of business on December 31, 2006;

C.	CFS and Community Bank have determined that Fischer’s continued participation in the affairs of CFS and Community Bank, following the termination of his status as Chief Executive Officer, is essential to the satisfactory transition of authority unto a new President and Chief Executive Officer to insure the continued operation of Community Bank and of CFS in a safe and sound condition;

D.	The Board of Directors of CFS and of Community Bank have determined that Fischer’s continued participation in the operation of each of the entities during the year 2007 is an essential aspect of each of the entities continued success in maintaining its position in the Glen Ellen/Wheaton market area considering Fischer’s status as the founding Chief Executive Officer of Community Bank and his long-term presence in the community; and,

E.	The parties have entered into this Agreement for the purpose of memorializing the terms and conditions of Fischer’s continued employment by CFS and his continued activities on behalf of Community Bank.

NOW THEREFORE, in consideration of the mutual Covenants and Agreements herein contained, the parties do hereby agree as follows:

Section 1 Termination of full-time employment as Chief Executive Officer

1.1 Effective with the close of business on December 31, 2006, Fischer shall be relieved of his responsibilities of Chief Executive Officer and President of CFS and of Community Bank.

1.2 Fischer’s relinquishment of his responsibilities as Chief Executive Officer is specifically conditioned upon securing the acceptance of employment of Mr. Scott Hamer as President and Chief Executive Officer (“CEO”) of Community Bank and of CFS. In the event that Mr. Hamer does not assume the position of CEO, Fischer agrees to continue in the position of Chief Executive Officer until such time as a successor shall have been duly appointed and installed as CEO of CFS and of Community Bank.

1.3 Fischer shall, as of the Effective Date of this Agreement, be employed by CFS exclusively, but shall render services on its behalf to Community Bank. Fischer shall not have any further authority as an officer or employee of Community Bank, including, but not limited to, lending authority, check signing authority and the like.

Section 2 Duties as Chairman of Board of Directors

2.1 During the Term of this Agreement, as defined in Section Four below, and subject to Fischer’s re-election as a Director of CFS by its shareholders at the 2007 CFS Annual Shareholders’ Meeting, Fischer agrees to and CFS and Community Bank do hereby agree, to his continuation as Chairman of the Board, respectively, of each organization.

2.2 Fischer will continue to have the general responsibilities required of all directors along with the rights and privileges granted thereto.

2.3 As Chairman, Fischer will be specifically responsible for:

2.3.1 Providing guidance and assistance to the CEO in conjunction with the transition of authority from Fischer to him;

2.3.2 Acting as Chairman of all meetings of the Board of Directors of Community Bank and of CFS;

2.3.3 Acting as a liaison between the Board of Directors of CFS and of Community Bank and the CEO;

2.3.4 Assisting the CEO in conjunction with the Community Bank’s marketing activities through the introduction of the CEO to significant bank customers; to engage in assigned client development activities and, in general, to provide assistance in conjunction with the marketing of Community Bank’s products and services;

2.3.5 Providing general oversight in conjunction with the operations of Community Bank; and,

2.3.6 Undertaking such assignments which shall, from time to time, be assigned by the CEO.

2.4 The Parties agree and acknowledge that Fischer’s employment shall be on a part-time basis but shall, nevertheless, average a minimum of twenty-five (25) hours per week, excluding five (5) weeks paid vacation and all bank holidays.

2.5 Fischer shall continue as a member of the following Committees of Community Bank: Credit Quality, Loan and ALCO.

2.6 As an employee of Community Financial Shares, Inc., Fischer will be provided an office at Community Bank’s Wheaton Main Facility and will be provided clerical support for his activities.

Section 3 Compensation

3.1 Fischer shall receive the following compensation throughout the Term of this Agreement:

3.1.1 An annual salary in the amount of One Hundred Ten Thousand ($110,000) Dollars, paid concurrently with the payroll schedule for Community Bank;

3.1.2 Reimbursement, to a maximum of Five Thousand ($5,000) Dollars, for dues to service organizations and/or approved entities which the Board of Directors deem appropriate for Fischer’s marketing efforts on behalf of Community Bank;

3.1.3 Participation in the CFS-Community Bank group health insurance plan, the cost of which shall be borne by Fischer;

3.1.4 Payment of Director’s compensation in accordance with the policy established for all Directors;

3.1.5 Reimbursement for actual expenses incurred by Fischer in conjunction with entertainment of Community Bank’s customers, upon the submission of appropriate documentation supporting these expenditures; and,

3.1.6 Mileage reimbursement for actual miles at the reimbursement rate established by the Internal Revenue Service.

3.2 Notwithstanding Fischer’s change in status as it relates to CFS and Community Bank, he shall still be entitled to participate in the Community Bank Directors’ Retirement Program.

3.3 The foregoing shall constitute the sole compensation payable to Fischer in conjunction with his status as Chairman of CFS and of Community Bank. Nothing contained herein shall, however, be deemed to in any manner constitute a waiver of relinquishment of any rights to compensation and/or bonuses to which Fischer is entitled by virtue of his employment by Community Bank at any time prior to the Effective Date of this Agreement.

Section 4 Term and Termination

4.1 The parties agree and acknowledge that the Term of this Agreement shall commence as of January 1, 2007 (the “Effective Date”) and, unless sooner terminated as provided herein, shall terminate on December 31, 2007 (the “Termination Date”).

4.2 This Agreement may be terminated prior to the Termination Date upon the occurrence of the first of the following:

4.2.1 Fischer’s prior resignation as Chairman of CFS and/or Community Bank;

4.2.2 Fischer’s Default, following notice and opportunity to cure of his obligations hereunder, as more specifically provided below; or,

4.2.3 Fischer’s death.

4.3 Fischer shall be deemed to be in default (“Default”) of his obligations hereunder in the event that he: (i) either by action or inaction, substantially and materially fails to perform the duties required of him hereunder; (ii) willfully violates any of the laws and regulations governing the operation of a banking institution or violates the published codes of conduct in operation of Community Bank and of CFS; (iii) engages in a course of personal conduct which substantially harms the reputation of CFS and/or of Community Bank; (iv) is found to be in violation of the penal laws of the State of Illinois to the level of a felony; or (v) is banned from participation in any manner in banking by any of the regulatory authorities governing the operations of Community Bank.

4.4 If CFS or Community Bank intends to declare Fischer to be in Default of his obligations hereunder, it shall provide him with a notice (“Default Notice”) advising him of the nature of the default and the manner of cure. If the nature of the Default is such that it is possible to cure, the Default Notice shall specify a reasonable period of time, which shall be not less than thirty (30) days within which Fischer shall have an opportunity to cure the Default.

4.5 In the event that CFS and/or Community Bank determine that Fischer is in material violation of any of his obligations hereunder, in lieu of declaring Fischer to be in Default, CFS and Community Bank shall have the right to place Fischer on administrative leave, with pay, throughout the remainder of the term of the Agreement. During that time, Fischer shall be entitled to receive the salary as provided above, and continue participation, at his expense, in the CFS group health insurance plan. CFS and Community Bank reserve the right to remove Fischer as a member of the Board of Directors and terminate his position as Chairman. In that event, Fischer shall no longer be entitled to the utilization of an office in Community Bank premises or the provision of any support services.

Section 5 Notices

5.1 Any notice, communication or demand by either party to the other shall be in writing and shall be delivered by (i) personal receipted delivery; (ii) a national recognized overnight private mail service; (iii) United States Mail, certified, return receipt requested; or (iv) by facsimile transmission to a designated telephone number with a copy of the notice forwarded by first class mail on the date of transmission, to the addressee at the address as follows:

If to Community/CFS:	Community Bank-Wheaton/Glen Ellyn
357 Roosevelt Road
Glen Ellyn, Illinois 60137
Attn: Chief Executive Officer

If to Fischer:	Mr. Donald H. Fischer
1676 Thompson Drive
Wheaton, Illinois 60187

5.2 A notice shall be deemed to have been given (i) upon the date of actual receipt if delivery is affected by personal delivery or by a national recognized overnight courier service; or (ii) on the day of transmission if completed before 5:00 PM prevailing time, and if not completed before 5:00 PM the notice shall be deemed to have been served on the next business day, or (iii) on the third (3rd) business day after posting if served by United States Mail.

5.3 Any party may change an address to which notice is to be sent by serving a notice in conformity with the provisions of this Section 5.

Section 6 Miscellaneous

6.1 Amendment to Agreement. This Agreement may not be amended except by a writing executed by each of the parties hereto.

6.2 Agreement Supersedes Prior Agreements. This Agreement supersedes all prior Agreements and understandings between the parties.

6.3 Entire Agreement. The parties acknowledge that this Agreement comprises the entire Agreement of the parties and supersede any other promises or undertakings.

6.4 Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.5 Severability. If any term, condition or provision of this Agreement shall be declared invalid or unenforceable, the remainder of this Agreement, other than such term, condition or provision, shall not be affected thereby and shall remain in full force and effect and shall be valid and enforceable to the fullest extent permitted by law.

6.6 Non-Assignability. This Agreement is not assignable by either party without the prior written consent of the other.

6.7 Illinois Law. This Agreement and all amendments thereof shall be governed by and construed in accordance with the laws of the State of Illinois.

6.8 Section Headings. The section headings in this Agreement are intended for convenience only and shall not be taken into consideration in any construction or interpretation of this Agreement or any of its provisions.

6.9 Expenses. Each party hereto shall pay and be responsible for the costs and expense, including, without limitation, attorneys’ and accountant’s fees, incurred by such party in conjunction with this transaction.

6.10 Jurisdiction. The parties agree that proper jurisdiction for any litigation related to the interpretation or enforcement of this Agreement shall be Eighteenth Judicial Circuit in the Circuit Court of DuPage County, Illinois or in the case of Federal Jurisdiction, the Eastern Division for the Federal District Court for the Northern District of Illinois.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and date first above written at Glen Ellyn, Illinois.

Community Financial Shares, Inc

By:
Donald H. Fischer	Its:	Chief Financial Officer

Community Bank-Wheaton/Glen Ellyn

By:
		Its:	Chief Financial Officer